Exhibit 99.1

FXCM Provides Further Details on Financing with Leucadia National Corporation

Normal Trading Operations Continue

NEW YORK—January 19, 2015-- FXCM Inc. (NYSE:FXCM), a leading online provider of foreign exchange, or FX, trading and related services, today announced further details on the agreement reached with Leucadia National Corporation (“Leucadia”) that permitted FXCM to meet its regulatory capital requirements and continue normal operations after significant losses were incurred due to unprecedented actions by the Swiss National Bank.

As a result of customer debit balances following the historic movement of the Swiss Franc on January 15, 2015, regulators required FXCM Inc.’s regulated entities to supplement their respective net capital on an expedited basis. FXCM Inc. (“FXCM”) thereafter explored multiple debt and equity financing alternatives. As previously announced, FXCM reached a financing agreement with Leucadia on January 16, 2015. FXCM is now in compliance with all regulatory capital requirements in the jurisdictions in which it operates. Trading on FXCM’s systems continues in the normal course of business.

FXCM Holdings, LLC (“Holdings”) and FXCM Newco, LLC (“Newco”), a newly-formed wholly-owned subsidiary of Holdings, entered into a credit agreement with Leucadia on January 16, 2015 for a $300 million, two-year term loan. The net proceeds of the loan (approximately $279 million) will replace capital in FXCM regulated entities to cover negative client balances and pay down outstanding revolving debt. In connection with the credit agreement, Holdings formed Newco and contributed all of the equity interests owned by Holdings in its subsidiaries to Newco.

The loan has an initial interest rate of 10% per annum, increasing by 1.5% per annum each quarter for so long as it is outstanding, but in no event exceeding 17% per annum (before giving effect to any applicable default rate). It is also subject to various conditions and terms such as requiring mandatory prepayments, including from proceeds of dispositions, condemnation and insurance proceeds, debt issuances, and equity issuances. The credit agreement includes a variety of restrictive covenants, including, but not limited to, limitations on the ability to merge, dissolve, liquidate, consolidate or sell, lease or otherwise transfer all or substantially all assets; limitations on the incurrence of liens; limitations on the incurrence of debt by subsidiaries of the company; and limitations on transactions with affiliates, without the prior consent of the lender.

The credit agreement requires monthly payments of the term loan from proceeds received during the immediately preceding calendar month from accounts receivable related to the customer debit balances referenced above. The obligations under the loan are guaranteed by certain domestic subsidiaries of Holdings and secured by substantially all of the assets of Holdings and certain of its subsidiaries. The credit agreement also requires the borrowers to pay a deferred financing fee in an amount equal to $10 million, with an additional fee of up to $30 million becoming payable in the event the aggregate principal amount of the term loan outstanding on April 16, 2015 is greater than $250 million or the deferred financing fee of $10 million (plus interest) has not been paid on or before such date.

In connection with the financing, the parties also entered into an agreement that provides, among other things, that Newco will pay in cash to Leucadia and its assignees a percentage of the proceeds received in connection with certain transactions, including any sale of assets, any dividend or distribution or the sale or indirect sale of Newco (whether by merger, stock purchase, sale of all or substantially all of Newco’s assets or otherwise). That agreement, which remains in place until the sale of Newco, allocates proceeds as follows:

Aggregate amount of sale proceeds or dividend/distributions	Leucadia	FXCM Holdings
Amounts due under Leucadia term loan, including fees	100%	0%
Next $350 million	50%	50%
Next amount equal to 2 times the balance outstanding on the term loan and fees as of April 16, 2015, such amount not to be less than $500 million or more than $680 million	90%	10%
All aggregate amounts thereafter	60%	40%

In addition, FXCM, Holdings and Newco have agreed that beginning in three years and thereafter, upon the request of Leucadia or its assignees, they will cause the sale of Newco at the highest reasonably available price. Upon the occurrence of such event, Newco will pay Leucadia and its assignees in accordance with the methodology described above.

The parties are in the process of finalizing certain terms to this arrangement and expect to file a Form 8-K with the SEC.

Drew Niv, Chief Executive Officer of FXCM, stated: “We could not be more grateful to the Leucadia and Jefferies team for their rapid and effective response to work with us through this challenging process.  Their financing and ongoing support will enable us to continue to provide the highest quality service to our customers and act as the leading online provider of foreign exchange trading and related services to retail and institutional customers worldwide.”

Richard B. Handler, Chief Executive Officer, and Brian P. Friedman, President of Leucadia, stated: “We are pleased to have been able to provide this critical financing to FXCM that is designed to maintain FXCM’s financial strength and allow it to prosper going forward. We believe this is an attractive investment for Leucadia and we look forward to a mutually beneficial relationship with FXCM management. We want to thank the entire FXCM team, with whom Leucadia and Jefferies worked to achieve this solution for FXCM.”

FXCM would also like to provide clarification regarding the press release dated January 16, 2015, which stated that UBS acted as financial advisor on the transaction. UBS advised FXCM in its capacity as placement agent in exploring financing alternatives, excluding debt financing and the debt financing provided by Leucadia.

2

Disclosure Regarding Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995, which reflect FXCM’s current views with respect to, among other things, its operations and financial performance in the future. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the FXCM’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the events that took place in the currency markets on January 15, 2015 and the impact to FXCM’s capital structure, risks associated with FXCM’s ability to recover all or a portion of any capital losses, risks relating to the ability of FXCM to satisfy the terms and conditions of or make payments pursuant to the terms of the credit agreement with Leucadia, to risks related to its dependence on FX market makers, market conditions and those other risks described under “Risk Factors” in FXCM Inc.’s Annual Report on Form 10-K and other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov. This information should also be read in conjunction with the FXCM’s Consolidated Financial Statements and the Notes thereto contained in the FXCM’s Annual Report on Form 10-K, and in other reports or documents the FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM’s client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

CONTACT: FXCM Inc.

Jaclyn Klein, 646-432-2463

Vice-President, Corporate Communications

jklein@fxcm.com

investorrelations@fxcm.com

3